EXHIBIT 10.55

PROMISSORY NOTE DATED FEBRUARY 1, 2010 BETWEEN
CALAIS RESOURCES, INC., CALAIS RESOURCES COLORADO, INC. AND
APOLLO GOLD CORPORATION

PROMISSORY NOTE

$1,458,582	February 1, 2010

FOR VALUE RECEIVED, the undersigned, each of Calais Resources, Inc. and Calais Resources Colorado, Inc. (together, “Maker”), hereby jointly and severally promises to pay to Apollo Gold Corporation (“Holder”) the principal amount of $1,458,582 (which amount constitutes the principal of the Loans (as defined below) plus accrued interest to the date of execution) to be paid together with any accrued but unpaid interest thereon on February 1, 2011 (the “Maturity Date”).  This Note is being delivered pursuant to Section 7.9 of the Purchase Agreement, of even date herewith, among Maker, Holder and the other parties thereto (the “Purchase Agreement”).

From time to time beginning on or about August 28, 2006 and continuing until on or about August 3, 2007, MFPI Partners, LLC advanced various amounts in cash to Maker totaling $1,170,500 (the “Loans”).  These advances were intended as loans which were to be repaid by Maker at 8% interest, compounded monthly.  Prior to the date hereof, MFPI Partners, LLC assigned the Loans to Elkhorn Goldfields, LLC.  Maker is executing this Note to evidence the principal and accrued and unpaid interest under the Loans.  Pursuant to the Purchase Agreement, the Loans were transferred to Holder and Maker acknowledges that the execution and delivery of this Note was a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement and, but for the delivery of this Note, Holder would not have consummated the transactions contemplated by the Purchase Agreement.  In addition, Maker (i) acknowledges receipt of the cash amount advanced in respect of the Loans, (ii) acknowledges and agrees that it has no defenses, set-offs or counterclaims in respect of the Loans or this Note and (iii) acknowledges and agrees that it has received good and valuable consideration in connection with the execution and delivery of this Note and the Loans.

The principal amount of this Note plus any interest accrued but unpaid through and including the prepayment date may be prepaid at any time prior to the Maturity Date without premium or penalty.

The interest rate on this Note shall be equal to eight percent (8%) per annum.  Interest shall be computed on a three hundred sixty five day year and shall accrue from and including the date hereof to but excluding the date when the principal balance hereof has been paid in full.

If any payment on this Note shall become due and payable on a day that is not a business day, such payment shall be made on the next succeeding business day and any such extended time of the payment or interest shall be included in computing interest at the rate this Note bears in connection with such payment.

Payments of principal and interest with respect to this Note are to be made in lawful money of the United States of America by wire transfer to an account maintained by Holder with a bank located in the United States as designated in writing by Holder.  All payments shall be applied to the reduction of the principal balance.

If an Event of Default (as defined below) with respect to Maker has occurred, the entire principal amount of this Note plus all accrued and unpaid interest hereon shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived by Maker.

The occurrence of any one of the following shall constitute a default by Maker (an “Event of Default”) under this Note:

(a) Maker fails to pay principal or accrued interest on this Note on or before the Maturity Date;

(b) Maker (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes and assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated, or (v) takes corporate action for the purpose of any of the foregoing; or

(c) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by Maker, a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Maker, or any such petition shall be filed against Maker and such petition shall not be dismissed within 90 days.

After the occurrence of an Event of Default, Maker agrees to pay all costs and expenses that Holder may incur, including without limitation reasonable collection costs and reasonable attorneys’ fees with respect to legal services relating to an Event of Default and to a determination of any rights or remedies of Holder under this Note or under any other instrument or document made by Maker with or in favor of Holder after the occurrence of an Event of Default, and reasonable attorneys’ fees relating to any actions or proceedings that Holder may institute or in which Holder may appear or participate and in any reviews or appeals therefrom after the occurrence of an Event of Default.

Maker waives demand, presentment for payment, protest, notice of protest and notice of nonpayment.  Maker further agrees that any modification or extension of the terms of payment of this Note made by Holder shall not diminish or impair Maker’s liability for the payment hereunder and that none of the terms or provisions hereof may be waived, altered modified or amended except as Holder may consent thereto in writing duly executed by Holder.  Holder may delay or forego enforcing any of its rights or remedies under this Note without losing them.

This Note shall be construed and enforced in accordance with and governed by the laws of the State of Colorado without regard to the principles of conflict of laws thereof, and all actions or proceedings in any way, manner or respect, arising out of, from or related to this Note, shall be litigated in courts having situs within the State of Colorado.  Each of Maker and Holder consents and submits to the jurisdiction of any local, state or federal court located within said state.

Maker at any time, and from time to time promptly will execute and deliver such further documents and do such further acts and things as Holder reasonably may request in order to effect fully the purposes of this Note.

Delivery of an executed signature page to this Note by facsimile shall be effective as delivery of this Note.

CALAIS RESOURCES, INC.

By: /s/ David K. Young
Name: David K. Young
Title: President & CEO

CALAIS RESOURCES COLORADO, INC.

By: /s/ Thomas S. Hendricks
Name: Thomas S. Hendricks
Title: President

[Signature Page to Promissory Note]